Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement (the “Registration Statement”) of First Horizon National Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of First Horizon National Corporation and IBERIABANK Corporation, which is part of the Registration Statement, of our written opinion, dated November 3, 2019 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary - Opinion of First Horizon’s Financial Advisor”, “Risk Factors”, “The Merger - Background of the Merger”, “The Merger - First Horizon’s Reasons for the Merger; Recommendation of First Horizon’s Board of Directors”, “The Merger - Opinion of First Horizon’s Financial Advisor” and “The Merger - Unaudited Financial Forecasts”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Morgan Stanley & Co. LLC MORGAN STANLEY & CO. LLC

New York, New York

February 10, 2020